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                                   EXHIBIT 21

A list of subsidiaries of the Company is as follows:

     1. Producers Service, Incorporated, a corporation organized under the laws of the State of Kansas.

     2. Performance Petroleum Corporation, a corporation organized and existing under the laws of the State of Colorado.

     3. Pacific Osage, Inc., a corporation organized and existing under the laws of the State of Oklahoma.

     4. United States Gas Gathering Co., Inc., a corporation organized and existing under the laws of the State of Delaware.